Exhibit 10.1

GREEN DOT CORPORATION CORPORATE TRANSACTION POLICY

The Board of Green Dot Corporation (the “Company”) has determined that it is appropriate to reinforce the continued attention and dedication of the Company’s employees to their assigned duties without distraction in circumstances arising from the possibility of a Corporate Transaction of the Company. The Company desires to adopt this Corporate Transaction Policy (“Policy”) to provide certain benefits as set forth below in connection with a Corporate Transaction of the Company. Where applicable in this Policy, the Company is intended to include any Parent of the Company, subsidiary of the Company and any successor of the Company. This Policy is effective as of the Effective Date and will remain in effect until terminated or modified by the Board.

1.Eligibility. Each employee of the Company who (i) is employed by the Company immediately prior to the consummation of a Corporate Transaction and (ii) holds equity awards granted by the Company that are unvested as of immediately prior to the consummation of a Corporate Transaction (“Employee”).
2.    Benefits upon Termination of Employment following a Corporate Transaction.

(a)    Benefits upon a Qualifying Termination.  If Employee is subject to a Qualifying Termination at any time during the twelve month period following the consummation of a Corporate Transaction, then, at such time as the termination of Employee’s employment (and for employees subject to taxation by the United States the termination of which constitutes a “separation from service” as defined in the regulations promulgated under Section 409A of the Code (a “Separation from Service”)), all outstanding and unvested equity awards then held by the Employee that were granted prior to the consummation of the Corporate Transaction (“Pre-Corporate Transaction Equity Awards”) shall have their vesting fully accelerate such that all Pre-Corporate Transaction Equity Awards become 100% vested.  For purposes of this Policy any outstanding and unvested performance-based Pre-Corporate Transaction Equity Awards shall have their vesting accelerate at “target.” With respect to Pre-Corporate Transaction Equity Awards that do not contain a “target” level of achievement with respect to their applicable performance metrics, then such awards shall have their vesting accelerate in full with respect to any outstanding shares still subject to such award.
(b)    Definitions. For all purposes hereunder, the following terms shall be defined as specified below:
(i)    “Board” means the Board of Directors of Green Dot Corporation.
(ii)    “Cause” means any of the following: (i) Employee’s conviction of or plea of nolo contendere to a felony; (ii) an act by Employee which constitutes gross misconduct in the performance of Employee’s employment obligations and duties; (iii) Employee’s act of fraud against the Company or any of its affiliates; (iv) Employee’s theft or misappropriation of property (including without limitation intellectual property) of the Company or its affiliates; (v) material breach by Employee of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves Employee’s wrongful disclosure of material confidential or proprietary information (including without limitation trade secrets or other intellectual property) of the Company or of any of its affiliates;

(vi) Employee’s public disparagement of the Company, its business, its employees or board members; (vii) Employee’s continued material violation of Employee’s employment obligations and duties to the Company (other than due to Employee’s death or Disability) after the Company has delivered to Employee a written notice of such violation that describes the basis for the Company’s belief that such violation has occurred and Employee has not substantially cured such violation within thirty (30) calendar days after such written notice is given by the Company.
(iii)     “Corporate Transaction” means a Corporate Transaction as such term is defined in the Company’s 2010 Equity Incentive Plan.
(iv)     “Code” means the United States Internal Revenue Code of 1986, as amended.
(v)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(vi)    “Effective Date” means the date this Policy is adopted by the Board.
(vii)    “Good Reason” means a material reduction in an Employee’s annual base salary (excluding any reduction affecting substantially all similarly situated employees); provided that any material reduction shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Employee of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 90th day following its initial occurrence, and Employee terminates employment within ten (10) days of expiration of the cure period (or earlier if the Company notifies Employee that it will not cure such material reduction).
(viii)    “Qualifying Termination” means (A) an involuntary termination of employment of Employee by the Company without “Cause” at any time following a Corporate Transaction or (B) a termination of employment by Employee with the Company for Good Reason. For the avoidance of doubt, a Qualifying Termination shall not include death, Disability or voluntary resignation of employment by Employee with the Company.
3.    Preconditions to the Receipt of Benefits.
(a)    Release of Claims.  The receipt of benefits pursuant to this Policy will be subject to Employee signing, not revoking and returning to the Company within sixty (60) days of his or her termination of employment (the “Release Deadline”) a release of claims in favor of the Company (the “Release”).  In the event Employee does not execute the Release before the Release Deadline or revokes the Release, no benefits shall be payable under this Policy to such Employee, and this Policy shall be null and void with respect to such Employee. The Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution relating to Employee’s employment with the Company, but shall not include (i) Employee’s rights under this Policy; (ii) Employee’s rights under any employee benefit plan sponsored by the Company; or (iii) Employee’s rights to indemnification (if any of such rights exist in favor of the Employee) under the Company’s bylaws or other governing instruments or under any agreement addressing such subject matter between Employee and the Company or under any merger or acquisition agreement addressing such subject matter; (iv) Employee’s rights of insurance under any liability policy covering the Company’s officers or (v) claims which Employee may not release as a matter of law.
4.    Noncumulation of Benefits. Employee may not cumulate, stock option vesting and exercisability and restricted stock unit vesting of Company equity awards under this Policy and any other written agreement with the Company and/or another plan or policy of the Company.

5.    Clawback.  This Policy is subject to the terms and conditions of any of the Company’s applicable recoupment or clawback policies (as previously adopted, and as may be amended or restated from time to time).  Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).
6.    Amendment or Termination of this Policy. The Board may amend or terminate this Policy at any time and for any reason. After the consummation of a Corporate Transaction, the Company may not amend or terminate this Policy with respect to an Employee except with the consent of such Employee.
7.    Miscellaneous.
(a)    Employment Status.  This Policy does not constitute a contract of employment or impose on Employee’s any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company’s policies regarding termination or alteration of employment.
(b)    Binding Effect; Successors. In the event of a Corporate Transaction, this Policy shall, to the extent the Board prior to consummation of such transaction determines that the assumption or assignment of the Policy is appropriate, be binding upon the successor or the entity surviving such transaction or the purchaser of all or substantially all of the Company’s assets.

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